Exhibit 4.2

BURNING ROCK BIOTECH LIMITED. - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$50,000 divided into

(i) 230,000,000 Class A Ordinary Shares of a par value of US$0.0002 each,

(ii) 20,000,000 Class B Ordinary Shares of a par value of US$0.0002 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof .

EXECUTED for and on behalf of the said Company on	20

by:

DIRECTOR

TRANSFER

I		(the Transferor) for the value received

DO HEREBY transfer to		(the Transferee) the

shares standing in my name in the

undertaking called Burning Rock Biotech Limited

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor